Exhibit 99.1

                               THE DOE RUN COMPANY

                                   SUITE 300
                              1801 PARK 270 DRIVE
                              ST. LOUIS. MO, 63146

Contact: Christi Dixon
         (314) 469-3500
         http://www.doerun.com

FOR IMMEDIATE RELEASE

                    DOE RUN NAMES NEW CHIEF FINANCIAL OFFICER
   Fox brings wealth of experience in finance, mining to global metals company

ST. LOUIS (Sept. 5, 2006) --The Doe Run Company today named Theodore (Terry) P. Fox, III as its new chief financial officer. With more than 30 years of corporate financial experience, Fox will assume responsibility for all financial functions of the $1 billion company beginning Sept. 25. He will report to Bruce Neil, president and chief executive officer of The Doe Run Company.

Among his many duties, Fox will be active on the executive leadership team of The Doe Run Company, helping to guide its future course as a global supplier of metals and associated services. Doe Run employs more than 5,000 people, with U.S. operations in Missouri, Washington and Arizona, and Peruvian operations in Cobriza and La Oroya.

Fox comes to Doe Run from Bunge Limited, an integrated, global agribusiness and food company, where he served as controller from 1999 through 2002. Previously, Fox served as the chief financial officer for The Solae Company in St. Louis, and has worked in financial positions for Amax Inc., a former NYSE mining company.

"Terry Fox is a welcome addition to our Doe Run team. He'll help usher Doe Run into a new phase as we continue to improve our business by meeting the needs of our customers globally," Neil said. "Terry's financial leadership will help Doe Run meet the challenges we face as a global metals company."

Formerly a certified public accountant and a first lieutenant in the U.S. Army, Fox holds a master's degree in business administration from UCLA and a bachelor's degree in economics from the University of Delaware. He resides in Chesterfield, Mo.

Based in St. Louis, The Doe Run Company is a privately held natural resources company dedicated to environmentally responsible mineral production, metals fabrication, recycling and reclamation. The company and its subsidiaries deliver products and services needed to provide power, protection and convenience through premium products and associated metals including lead, zinc, copper, gold and silver.

As the operator of one of the world's only multi-metal facilities and the Americas' largest integrated lead producer, Doe Run employs more than 5,000 people, with U.S. operations in Missouri, Washington and Arizona, and Peruvian operations in Cobriza and La Oroya. Committed to sustainable development, The Doe Run Company has helped bring electrical power, business training, educational opportunities and improved telecommunications to rural communities in Peru and the U.S. For more information, visit http://www.doerun.com.

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EDITOR'S NOTE: Photo available upon request.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements." These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, the Company's ability to satisfy its debt and environmental obligations, regulatory compliance with local state and federal governmental agencies, financing sources, potential and actual litigation, weather, permits, raw materials cost, competition and business conditions in the mining and recyclable industries. As a result, the forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. For a discussion of such risks and uncertainties, see the risk factors set forth in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.